Exhibit 21

AÉROPOSTALE, INC.
SUBSIDIARIES OF REGISTRANT
AS OF JANUARY 28, 2006

Name of Subsidiary	State of Incorporation

Aéropostale West, Inc.	Delaware
Jimmy’Z Surf Co., Inc.	Delaware

62